c. **ALEXANDRE VAMVAKIDES**
GREEK PATENT No: 1004868, APRIL 26, 2005
APPLICATION No: 20030100190 APRIL 22, 2003

Aminotetrahydrofuran derivatives, muscarinic/sigma/sodium channel ligands, ortho-and allo-sterically operating, as prototypical neuromodulating and neuroregenerative drugs.

Aminotetrahydrofuran derivatives (AE) analogues of α or β (Mono-or-Di-alkylaminomethyl)-γ-butyrolactones with various substituents: phenoxymethyl, phenyl, diphenyl, fluorenyl, adamantyl, cyclo-pentyl..etc, halogenated or methoxylated on the aromatic moiety as well as their N-monoalkyl derivatives, which constitute the main metabolites of (AE), as addition salts of racemics, enantiomers or diastereoïsomers, synthesized according to the general methodology described in the patent 960100061/21-2-1996 (GR), PCT Int Appl WO 9730983 (i.e., conversion of the oxofuran carboxylic acids to the corresponding acid chlorides and N-mono-or, N, N-di-alkyl amides reduced to aminodiols which give the final molecules after cyclization under appropriate conditions) are proposed as prototypical neuromodulating, neuroregenerative and activating/neuroprotective drugs, with an, actually, unique pharmacological profile. Indeed, the described invention and claims related to the recently discovered, main characteristic of the above molecules (i.e. bioelectrical modulators), which is evidenced for the first time on compounds, operating by their muscarinic / sigma / sodium channel ligand profile, which could rectify any pathological condition caused by dysregulation of the mechanisms that control the excitability of neurons. The aforrmentioned molecular (pharmacologic) components help the neuron to operate within an optimal level of excitation. In accordance with the above molecular profile of bioelectrical modulators, these molecules exhibited, at the same doses, antidepressant or antipsychotic profile, in the respective experimental animal models (forced swim and phencyclidine tests), nootropic and neuroprotective or anticonvulsant actions associated with the maintain of normal or even higher neuronal excitability: these

drugs exhibited a control of the paroxystic spreading of seizures in the brainstem, by their inhibiting action on the sodium ionic channels and/or by a local serotoninergic activation, combined with a facilitating effect on memory and cognition, by a sigma /muscarinic action, in contrast to the existing or actually developed antiepileptics, which, usually, disturbed memory and cognition.

Then, the invention consists in the concretisation of the theoretical concept of bioelectrical modulators by the aforementioned aminotetrahydrofuran derivatives (AE) which did not exhibited an univocal pharmacological effect, as previously believed (WO 9730983), but a three components (muscarinic /sigma /sodium channel), ortho- and allosterically operating and homologously potentiated, bioelectrical neuromodulatory action controlling the neuronal excitability. Consequently, the invention did not related, as previously (WO 9730983), to the treatment of a specific pathology by the aforementioned aminotetrahydrofuran derivatives (AE), but mainly claimed their unique neuromodulatory effect (obtained by three terms synergistic effects operating differentially, according to the treated pathology) correcting therapeutically in any case of neuronal dysregulation including psychoneuroimmunological, neuroendo-crinological, neurodegenerating, psychoaffective or organic inervation disturbances. Then, pathologies cited in the claims have value of examples and not of specific and limited applications of the AE derivatives. In other (simplier) words, putative prescription of the AE derivatives in the future will be made, in all the aforementioned neural dysregulations, as therapeutic or paliative neuronal modulators.

Similarly, the described analytical profiles of some AE (AE14, AE37, ... etc), have value of examples indicative of variations in the molecular (pharmacologic) profile of different AE.

Of special interest are the molecules, of the aforementioned chemical categories, which exhibited selective M1 muscarinic agonistic activity (resulting from their action on the sigma-like M1 allosteric site, positively cooperative with the M1 orthosteric receptor, distinct from the "common allosteric site", and negatively cooperative with the M2/M3 orthosteric receptors) and/or M2 muscarinic autoreceptor antagonism of the brain cholinergic neurons, as this action coexisted with a control of the paroxystic glutamatergic neurotransmission in the brain, via an inhibitory control of the sigma/sodium ionic channel components and, for some of these drugs, with an anti-NMDA activity (NMDA: N-methyl-D-aspartergic receptors). For these molecules, the putative antagonism of the neurodegenerative phenomena exerted by their M1 selective anti-β-amyloid action and glutamatergic control, (induced by sigma/sodium channel modulation) in synergy with their sigma neuroprotective action (induced by inhibiting control on the chlore ionic channels), is associated, according to experimental data obtained with these drugs on mice and rats, with an amelioration of memory and cognition, exerted by their sigma activity in synergy with M1 agonism and/or M2 autoreceptor antagonism, and with an elevating effect on the psychic tonus (antidepressant action), exerted by their sigma/sodium ionic channel controlling action, in contrast to the existing or actually developed neuroprotective drugs which act negatively on memory, cognition and psychic tonus. Then, the prototypical association, actually unique, of neuroactivating (muscarinic / sigma) and neuroprotective (sigma / sodium channel), homologously potentiated components, constitute the molecular basis of the putative neuroregulatory/neuroregenerative action of the AE derivatives.

Moreover, our in vitro and in vivo experimental results and discovery of

allosteric modulation of M1-M5 muscarinic receptors, by the AE derivatives, highlighted their crucial modulation (by positive or negative cooperativity and wiht high specificity) of the cholinergic receptors and neurons against the cerebral and peripheral cholinergic dysregulations and the resulting pathological states.

Finally, the analysis of the in vitro data (bindings, bioresponses) and of our recent in vivo experiments on mice and rats, indicating the antagonism of the strychnine - AE synergy in the forebrain by the prototypical sigma antagonist haloperidol and the positive or neutral cooperativity of strychnine on the AE-induced protection against the tonic convulsions which is also antagonized by haloperidol, strongly suggested an action of AE on a sigma-like pharmacophore of the allosteric sites of muscarinic receptors and sodium channels.

EXAMPLES

- AE14 (Tetrahydro-N, N-dimethyl-5, 5-diphenyl-3-furane-methanamine)

AE14 exhibited a high affinity (IC50=0,1 μM in the displacing of [^{3}H]N-methylscopolamine [^{3}H]NMS) for the muscarinic receptors M1, M2, M3 and M4 (human recombinant) whereas it is a functionally M1 selective full agonist (100% agonism on the M1 vas deferens (rabbit) receptors: IC50=1μM) and M2 (atrium)/M3 (ileum) guinea pig muscarinic receptors net antagonist (IC50=1μM and 0.3μM, respectively).

AE14 exhibited also significant affinity for the site 2 of sodium ionic channels (displacement of [^{3}H] Batrachotoxine), for the σ receptors (displacement of [^{3}H]-Pentazocine and 1,3-Di (5-^{3}H] tolyl) guanidine) and for 5-HT2 serotoninergic receptors (displacement of [^{3}H] Ketanserine). For all these receptors, the median displacing

concentration was: 1 µM ≤ IC50 < 10 µM. Binding data also showed that AE14 is a mixed σ1 /σ2 agonist with an IC50 = 1µM. In good agreement with its molecular profile, AE14 exhibited an original pharmacological profile, actually unique. Its selective muscarinic M1 agonism originate the strong promnesient activity observed in the passive avoidance «step-down» test in mice: full action from 0,3 mg/Kg (po). Analysis of the [^{3}H]NMS displacement by AE14 suggested its action on the orthosteric and allosteric sites of muscarinic receptors, while actions on sodium channel or 5-HT2 receptors operated allosterically, via sigma-like sites, and mainly orthosterically on a1 adrenoceptors.

On the other hand, AE14, by its M2 autoreceptor antagonism, reinforces the acetylcholine release in the brain and by its M2/M3 antagonism in the periphery, exerted its promnesient effect without any unwanted cholinergic effect, which appeared at doses more than 50 folds the ED100=3 mg/Kg (po).

In relation to its sigma/sodium ionic channel inhibitory control AE14 is a very efficient anticonvulsant (ED50=19 mg/Kg (po) against the PTZ induced tonic convulsions and ED50=45 mg/Kg (po) against the MES induced tonic crises), active against brain ischaemias and, in association with its very selective M1 agonism, a putative high efficiency neuroregenetative drug against the neurodegenerative evolution of Multiple sclerosis, demences, tardive Parkinson's disease and other neurodegenerative diseases. Its 5-HT2 effects (antiagregant on platelets and antivasoconstrictive) are an important component against the chronic evolution of the aforementioned diseases.

An outstanding modulatory action of AE14 -related to the aforementioned synergistic muscarinic/sigma/sodium channel effects, exerced allosterically and with high efficacy (especially on muscarinic receptors)- was observed on the psychoactive sphere with an effect

(100% of anti-immobility) in the forced swim test (FST), never attained with any known antidepressant drug, whereas at the same doses (10 to 100 mg/kg, po) AE14 was active against the phencyclidine induced hyperactivity indicating also an antipsychosic action of AE14 and demonstrating its modulatory action on the pyschoaffective sphere.

- **AE37 (Tetrahydro-N, N-dimethyl-2, 2-diphenyl-3-furanemethanamine**

AE37 exhibited a similar affinity (1µM < IC50 < 10 µM: displacement of [^{3}H]NMS) for the M1, M2, M3 and M4 muscarinic receptors (human recombinant). Its [^{3}H] cis-methyl dioloxane displacing median concentration (IC50) is 0,282 µM and its IC50 for the [^{3}H]-quinuclidinyl benzylate is 0,482 µM. In good agreement with these data, AE37 exhibited a profile of partial agonist of low intrinseque activity, acting as functional antagonist in the vas deferens (M1) and atrium (M2) test up to 50 µM and as net antagonist on the ileum (M3) test.

AE37 inhibited the sodium ionic currents (IC50=17,7 µM) and exhibited an anti-NMDA activity (non competitive antagonism: displacement of [3H]1-[1-(2-thienyl) cyclohexyl] piperidine), an important affinity for the site 2 of sodium channels and of the non opioid σ receptors (0.8 µM < IC50 < 10µM). AE37 is also a selective σ1 agonist dispacing [^{3}H] Pentazocine with an IC50 = 0,8µM. As a concequence of this molecular profile, AE37 exhibited a high anticonvulsant activity (ED50=18 mg/Kg (po) against the PTZ induced tonic convulsions and ED50=12 mg/Kg (po) against the MES induced tonic crises) combined with a promnesient effect (σ1 agonism/M2 autoreceptor antagonism, the latter inducing release of acetylcholine in the brain) at the same doses. AE37, in relation with its anti-NMDA effect, is also a neuroprotective drug against neurodegenerative diseases and stroke.

In relation to its sigma/muscarinic/sodium channel profile AE37 exhibited a high modulatory action on the psychoactive sphere inducing highly significant FST anti-immobility effect and antagonising phencyclidine induced hyperactivity at 10 to 100 mg/kg, po.

Finally, AE37 exhibited, like AE37, a selective serotoninergic activity, however weaker than those of AE37F, in the rat NRPO. This

serotoninergic stimulation in the NRPO is attenuated at 3 or 10 mg/Kg (ip) and disapeared at higher doses, in good agreement with the aforementioned action mechanism (see AE37F) of this stimulation and the antiglutamatergic action of AE37 developed at these doses.Analysis of the binding data suggested that the AE37 action on muscarinic, sodium channel and NMDA receptors is mainly allosteric via sigma-like sites.

– **AdAE20 (Dihydro-4-(dimethylaminomethyl) spiro[furane-2(3H), 2'-tricyclo [3.3.1.$1^{3,7}$] decane])**

Similar to the AE37 pharmacological profile. However, in relation to its aminoadamantane molecular part, higher anti-NMDA, then neuroprotective, properties were observed.

– **AE5B (Tetrahydro-N, N-dimethyl-5-chlorophenoxymethyl-3-furanemethanamine)**

AE5B exhibited high anticonvulsant action: ED50=12 mg/Kg (po) against MES or PTZ tonic convulsions associated with (muscarinic) nootropic effect, according to the prototypic activity of AE14. However, in realtion to better sigma/sodium channel synergy in the NRPO, its anticonvulsant action is ameliorated compared to AE14.

– **AE37F (3', 4'-Dihydro-N, N-dimethylspiro [9H-fluorene-9, 2' (5'H) furane]-3'-methanamine)**

AE37F is highly active against pentetrazole (PTZ) induced tonic convulsions (Median efficace dose: ED50=12 mg/Kg, po) whereas it is pratically inactive against electrogenic (Maximal Electroshoc: MES) convulsions. The neurochemical exploration of the action mechanism of this drug in the rat brain indicated that it strongly increased (100-

300% at 1-10 mg/Kg, ip) the serotonine turnover and release specifically in the Nucleus Reticularis Pontis Oralis (NRPO) a brainstem area implicated in the spreading of seizures. Morever, it has been demonstrated that the brainstem serotoninergic stimulation is induced by N-methyl-D-aspartate (NMDA) receptors assuring, by a very specific serotoninergic action in the NRPO, the inhibitory control against the spreading of the seizures. By this special action mechanism AE37F is a putative prototypic anticonvulsant drug, actually unique, controlling, by a specific serotoninergic action in the NRPO, the seizures spreading, also activating the NMDA receptors and preserving, or even ameliorating, their triggering role in the memory and cognition processes in the telencephalon.

According to this original pharmacological profile, actually unique, AE37F is proposed as a putative antiepileptic against the seizures which are not controlled by the clinically used antiepileptics (25-30% of the epileptical pathology) as well as adjunct of these drugs.

CLAIMS

1. Pharmaceutical use of the aminotetrahydrofuran derivatives analogues of α or β-(Mono-or-di-alkyl-aminomethyl)-γ-butyrolactones resulting from the methodology described in the Patent: 960100061/21-2-1996 (GR), PCT Int Appl WO97 30983 (i.e., conversion of the oxofuran carboxylic acids to the corresponding acid chlorides and N-mono or N, N-di-alkyl-amides reduced to aminodiols which give the final molecules after cyclization under appropriate conditions) and production of galenic forms of the pharmaceutically acceptable addition salts of the racemics, enantiomers or diastereoisomers of the aforementioned chemical or entities as prototypical bioelectrical neuromodulators, acting ortho- and allo-sterically, against neuroimmunological, neuroendocrinological or neurodegenerating dysregulations and also exhibiting a profile of neuroregenerative drugs (activating/neuroprotectors) against Multiple sclerosis and the neurodegenerative diseases, related or not to brain ischemia, at 50-250 mgs daily (per os). At these doses the above drugs have not any unwanted effect, whereas they ameliorate memory, cognition and psychic tonus

2. Pharmaceutical use of the aminotetrahydrofuran derivatives analogues of α or β- (Mono-or di-alkylaminomethyl)-γ-butyrolactones of the claim 1 as modulators of the psychic tonus in the stress control and in the treatment of psychic or affective disorders: against psychotic states, in the stress control and depression (50-250 mg daily, per os).

3. Pharmaceutical use of the aminotetrahydrofuran derivatives

analogues of α or β-(Mono-or-Di-alkylaminomethy)-γ-butyrolactones of the claim 1, as modulators of the neuronal activity in the treatment of addiction, appetite disorders or neuropathic pain, in the regulation of cough reflex and organ neural dusregulations, against diabetic or ischemic retinopathy and as prototypical - cognition, memory and psychic tonus enhancing- antiepileptics (50-250 mg daily, per os).

4. Pharmaceutical use of the aminotetrahydrofuran derivatives analogues of α or β -(Mono-or Di-alkylaminomethyl)-γ-butyrolactones of the claim 1, as specific allosteric modulators of the muscarinic M1-M5 receptors, in the treatment of the cerebral or peripheral cholinergic dysregulations and the resulting pathological states (psychoses, cognition and mnemonic impairements, Parkinson's disease, addiction, gastrointestinal or airway diseases, xerostomias, glaucoma... etc.), at 50-250 mgs daily per os.

ABSTRACT OF THE DISCLOSURE

The invention relates to the amonitetrahydrofuran derivatives analogues of α or β-(Mono-or-di-alkylaminomethyl)-γ-butyrolactones and their pharmaceutically acceptable acid addition salts obtained by the methodology described in the Patent: 960100061/21-2-1996 (GR), PCT Int Appl WO 97 30983, i.e., conversion of the oxofuran carboxylic acids to the corresponding acid chlorides and N-mono-or N-di-alkyl-amides reduced to aminodiols which give the final molecules after cyclization under appropriate conditions.

These compounds, specially the M1 selective muscarinic agonists and /or M2 autoreceptor antagonists exhibiting also sodium ionic channels inhibitory control, and sigma affinity may be used as prototypical bioelectrical neuromodulators, acting ortho-and allo-sterically, against psychoneuroimmunological, neuroendocrinological or neurodegenerating dysregulations and as neuroregenerative drugs against multiple sclerosis and neurodegenerative diseases related or not to brain ischaemia, as modulators of the psychic tonus in the treatment of depression, of psychotic disorders or in the stress control and as modulators of the neuronal activity in the treatment of neuropathic pain, addiction, appetite disorders and organs neural dysregulations or as prototypical - cognition and psychic tonus enhancing - antiepileptics.